                                   EXHIBIT 11


                              CUSTOM CHROME, INC.
                       STATEMENT REGARDING COMPUTATION OF
                               EARNINGS PER SHARE

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
                                            For the three months      For the nine months
                                              ended October 31         ended October 31
                                              1996         1995         1996         1995
                                            --------     --------     --------     --------
Net income...............................   $1,574,000   $1,554,000   $7,358,000   $6,731,000
                                            ==========   ==========   ==========   ==========

Weighted Average Shares Outstanding:

   Common stock..........................    5,261,000    5,073,000    5,232,000    5,035,000

   Common stock equivalents..............       49,000      185,000      109,000      149,000
                                            ----------   ----------   ----------   ----------

   Weighted average shares outstanding...    5,310,000     5,258,00    5,341,000    5,184,000
                                            ==========   ==========   ==========   ==========

Net income per share.....................   $     0.30   $     0.30   $     1.38   $     1.30
                                            ==========   ==========   ==========   ==========

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